EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the filed Registration Statements on Form S-8 (Nos. 2-80130, 33-48547 and 33-64088) of Superior Industries International, Inc. of our report dated February 8, 2002 relating to the consolidated financial statements, which appears in the 2001 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 8, 2002 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
March 22, 2002